EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income by business segment
    Selected financial ratios
    Asset and liability activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Loan servicing income (loss), net
    Net gains (losses) on sales of loans and mortgage-backed securities
    Mortgage servicing rights activity
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale
    Residential one-to-four unit loans subject to negative amortization
    Non-performing assets
    Delinquent loans

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Brian E. Côté Chief Financial Officer (949) 509-4420

DOWNEY ANNOUNCES THIRD QUARTER EARNINGS

          Newport Beach, California - October 17, 2006 - Downey Financial Corp. (NYSE: DSL) reported that net income for the third quarter of 2006 totaled $57.2 million or $2.05 per share on a diluted basis, down $2.6 million or 4.3% from the $59.7 million or $2.14 per share in the year-ago third quarter.

          The decline in net income between third quarters primarily reflected:

  A $14.7 million decline in net gains on sales of loans and mortgage-backed securities due to a lower volume of loans sold;
  A $10.4 million increase in the provision for credit losses; and
  A $2.5 million unfavorable change in income from loan servicing activities due primarily to changes in our valuation allowance for mortgage servicing rights.

          Those unfavorable items were partially offset by:

  A $20.2 million or 18.4% increase in net interest income reflecting both higher average interest-earning assets and effective interest rate spread;
  A $2.0 million increase in income from real estate held for investment due to higher gains from sales; and
  A $1.6 million litigation award received in the current quarter.

          Both the current and year-ago third quarters included reductions to income tax expense from the settlement of prior-year tax returns. However, the current quarter reduction of $3.6 million was above the $3.2 million reduction of a year ago.

          For the first nine months of 2006, net income totaled $151.5 million or $5.43 per share on a diluted basis, down $24.1 million or 13.7% from the $175.5 million or $6.30 per share for the first nine months of 2005.

          Daniel D. Rosenthal, President and Chief Executive Officer, commented, "Back in March of this year, we increased the start rate on option ARMs originated for portfolio to reduce the potential for negative amortization. We acknowledged at the time the possibility our loan production might not fully offset payoffs, since our minimum start rate might remain higher than those of competition, and that has been the situation for the past two quarters. We also indicated that we would continue to closely monitor trends in the residential housing and lending markets and would make further pricing adjustments as deemed appropriate. In September, we increased the competitiveness of our option ARM pricing by lowering the start rate for borrowers who have high FICO credit scores and low loan-to-value ratios, with the goal of stimulating additional loan production for our portfolio, while at the same time limiting our credit exposure. However, we are not certain this pricing change will result in loan

Page 1

production completely offsetting portfolio payoffs, especially as we consider the implications of, and alternatives available to us in response to, the final guidance recently issued to depository institutions by the banking regulators regarding so-called non-traditional mortgage products, of which option ARMs are an example. At this time, we are assessing what impact, if any, this new lending guidance will have on our loan production volumes."

Net Interest Income

          Net interest income totaled $130.2 million in the third quarter of 2006, up $20.2 million or 18.4% from a year ago. This increase reflected increases in both average interest-earning assets and effective interest rate spread. Interest-earning assets averaged $16.789 billion in the current quarter, up $656 million or 4.1% from the same period a year ago. The effective interest rate spread averaged 3.10% in the current quarter, up 0.37% from 2.73% a year ago, and up 0.03% from 3.07% in the second quarter of 2006. The increase in the effective interest rate spread between third quarters primarily reflected two items. First, interest-earning assets in the current quarter were funded with a higher proportion of interest free funds (non-interest bearing checking accounts and the excess of interest-earning assets over deposits and borrowings), and the value of those funds was worth more due to the higher interest rate levels prevalent in the quarter. Second, loan prepayment fees covered a higher proportion of the deferred loan costs that were written-off as a result of those payoffs.

          For the first nine months of 2006, net interest income totaled $388.5 million, up $63.1 million or 19.4% from the year-ago period.

Provision for Credit Losses

          Provision for credit losses totaled $9.6 million in the third quarter of 2006, compared with a reversal of $0.8 million a year ago. During the current quarter, the California residential real estate market continued to show signs of weakening, with a decline in prices beginning to emerge in certain segments for the first time. In addition, there were continuing increases in both negative amortization and capitalized interest balances as well as an upward trend in loan defaults. In consideration of these trends, an increase in the allowance for credit losses was deemed appropriate. At September 30, 2006, the allowance for credit losses was $62 million, comprised of $61 million for loan losses and $1 million for unfunded loan commitments which is reported in the category accounts payable and accrued liabilities. That compares with an allowance for credit losses of $36 million at year-end 2005. Net charge-offs totaled $0.2 million in the current quarter, compared with a net recovery of $0.4 million a year ago.

          For the first nine months of 2006, provision for credit losses totaled $26.4 million and net charge-offs were $0.3 million. That compares with a $1.9 million provision for credit losses and net charge-offs of $0.6 million a year ago.

Page 2

Other Income

          Other income totaled $30.7 million in the current quarter, down $14.9 million from a year ago. Contributing to the decline between third quarters was:

  A $14.7 million decline in net gains from sales of loans and mortgage-backed securities due to a lower volume of loans sold. Net gains in the current quarter totaled $14.8 million, including a $0.3 million loss due to the SFAS 133 impact of valuing derivatives associated with the sale of loans. Excluding the impact of SFAS 133, a gain was realized equal to 1.68% on secondary market sales of $903 million, compared with the year-ago gain of 1.47% on secondary market sales of $2.108 billion.
  A $2.5 million unfavorable change in loan servicing activities. The primary reason for this unfavorable change was an addition to the valuation allowance for mortgage servicing rights of $0.1 million in the current quarter, compared with a recapture of $1.9 million in the year-ago quarter. At September 30, 2006, mortgage servicing rights, net of a $0.2 million valuation allowance, totaled $20.3 million or 0.87% of the $2.346 billion of associated loans serviced for others. That amount excludes $4.249 billion of loans primarily sub-serviced for others for a fixed fee per loan.

          Those unfavorable items were partially offset by:

  A $2.0 million increase in income from real estate investment activities due primarily to higher gains from sales. Gains totaled $5.7 million in the current quarter.
  A $1.6 million litigation award received in the current quarter.

          For the first nine months of 2006, other income totaled $74.9 million, down $74.8 million from the same period a year ago.

Operating Expense

          Operating expense totaled $58.7 million in the current quarter, virtually unchanged from a year ago. Increases in most major categories of general and administrative expense were offset primarily by a decline in the other expense category, which was influenced by two special items. The current quarter included a reversal of a litigation reserve established in prior periods due to the successful outcome of a legal matter involving real estate investment activities, while the year-ago quarter included a contribution to the American Red Cross to help victims of Hurricane Katrina. Excluding the impact of these two items, operating expense would have been up 3.8% between third quarters.

          For the first nine months of 2006, operating expense totaled $181.2 million, up $6.0 million or 3.4% from a year ago.

Assets, Loan Originations and Deposits

          At September 30, 2006, assets totaled $16.983 billion, up $415 million or 2.5% from a year ago but down $113 million or 0.7% from year-end 2005. During the current quarter, assets declined $482 million or 2.8% due primarily to declines of $709 million in loans held for investment and $94 million in loans held for sale, partially offset by a $270 million increase in securities available for sale. Included within loans held for investment at quarter end were $12.327 billion of one-to-four unit adjustable rate

Page 3

mortgages subject to negative amortization, down $895 million from June 30, 2006. The amount of negative amortization included in loan balances increased $48 million during the current quarter to $277 million or 2.25% of loans subject to negative amortization. During the current quarter, approximately 28% of loan interest income represented negative amortization, up from both 26% in the second quarter of 2006 and 18% in the year-ago third quarter. At origination, these loans had a weighted average loan-to-value ratio of 73%.

          Loan originations (including purchases) totaled $1.605 billion in the current quarter, down $2.039 billion or 56.0% from $3.644 billion a year ago. Loans originated for sale declined $876 million or 51.5% to $824 million, while single family loans originated for portfolio declined $1.147 billion or 60.0% to $765 million. Of all loans originated for portfolio this quarter, $8 million represented subprime credits. At quarter end, the subprime portfolio totaled $692 million, with an average loan-to-value ratio at origination of 70% and, of the total, 97% represented "Alt. A and A-" credits. In addition to single family loans, $16 million of other loans were originated in the current quarter. For the first nine months of 2006, loan originations totaled $6.489 billion, down 46.0% from $12.026 billion in the same period a year ago.

          Deposits totaled $11.946 billion at quarter end, up 1.6% from a year ago and up 0.6% from year-end 2005. At quarter end, the number of branches totaled 171 (167 in California and four in Arizona), unchanged from June 30, 2006. During the current quarter, one in-store branch was closed due to the closure of the store in which it was located and one traditional branch was opened. At quarter end, the average deposit size of our 81 traditional branches was $116 million, while the average deposit size of our 90 in-store branches was $28 million. Borrowings represented 19.7% of total assets at quarter-end and were down $413 million from year-end 2005.

Non-Performing Assets

          Non-performing assets increased during the quarter by $27 million to $67 million and represented 0.39% of total assets, compared with 0.21% at year-end 2005.

Regulatory Capital Ratios

          At September 30, 2006, Downey Financial Corp.’s primary subsidiary, Downey Savings and Loan Association, F.A., had core and tangible capital ratios of 8.47% and a risk-based capital ratio of 17.05%. These capital levels were well above the "well capitalized" standards of 5% and 10%, respectively, as defined by regulation.

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	September 30,
(Dollars in Thousands, Except Per Share Data)	2006	2005	2005

Assets
Cash	$179,780	$190,396	$171,225
Federal funds	1	-	2

Cash and cash equivalents	179,781	190,396	171,227
U.S. Treasury, government sponsored entities and other investment
securities available for sale, at fair value	1,162,614	626,313	550,621
Loans held for sale, at lower of cost or fair value	323,428	464,488	501,611
Mortgage-backed securities available for sale, at fair value	257	277	284
Loans held for investment	14,872,642	15,391,759	14,877,306
Allowance for loan losses	(60,784)	(34,601)	(34,565)

Loans held for investment, net	14,811,858	15,357,158	14,842,741
Investments in real estate and joint ventures	55,663	49,344	49,351
Real estate acquired in settlement of loans	5,761	908	2,323
Premises and equipment	115,442	109,574	105,996
Federal Home Loan Bank stock, at cost	187,186	179,844	222,228
Mortgage servicing rights, net	20,310	20,302	19,117
Other assets	120,493	97,059	101,795

	$16,982,793	$17,095,663	$16,567,294

Liabilities and Stockholders’ Equity
Deposits	$11,945,758	$11,876,848	$11,752,236
Securities sold under agreements to repurchase	463,678	-	-
Federal Home Loan Bank advances	2,680,546	3,557,515	3,162,808
Senior notes	198,216	198,087	198,045
Accounts payable and accrued liabilities	220,497	114,527	151,794
Deferred income taxes	121,869	140,467	130,883

Total liabilities	15,630,564	15,887,444	15,395,766

Stockholders’ equity
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 28,235,022 shares at September 30, 2006, December 31, 2005 and
September 30, 2005; outstanding 27,853,783 shares at September 30, 2006,
December 31, 2005 and September 30, 2005	282	282	282
Additional paid-in capital	93,792	93,792	93,792
Accumulated other comprehensive loss	(4,516)	(5,408)	(2,995)
Retained earnings	1,279,463	1,136,345	1,097,241
Treasury stock, at cost, 381,239 shares at September 30, 2006,
December 31, 2005 and September 30, 2005	(16,792)	(16,792)	(16,792)

Total stockholders’ equity	1,352,229	1,208,219	1,171,528

	$16,982,793	$17,095,663	$16,567,294

Page 5

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands, Except Per Share Data)	2006	2005	2006	2005

Interest income
Loans	$277,974	$214,068	$808,552	$604,022
U.S. Treasury and government sponsored entities securities	11,404	5,331	27,670	15,198
Mortgage-backed securities	3	3	9	9
Other investment securities	2,419	2,374	6,941	8,032

Total interest income	291,800	221,776	843,172	627,261

Interest expense
Deposits	110,033	74,900	301,666	184,885
Federal Home Loan Bank advances and other borrowings	48,229	33,554	143,109	107,106
Senior notes	3,299	3,296	9,895	9,887

Total interest expense	161,561	111,750	454,670	301,878

Net interest income	130,239	110,026	388,502	325,383
Provision for (recovery of) credit losses	9,640	(751)	26,359	1,870

Net interest income after provision for (recovery of) credit losses	120,599	110,777	362,143	323,513

Other income, net
Loan and deposit related fees	9,279	9,573	27,008	27,419
Real estate and joint ventures held for investment, net	5,331	3,307	10,173	7,615
Secondary marketing activities:
Loan servicing income (loss), net	(377)	2,166	264	1,121
Net gains on sales of loans and mortgage-backed securities	14,847	29,499	35,120	108,962
Net gains on sales of mortgage servicing rights	-	19	-	1,000
Net gains on sales of investment securities	-	-	-	28
Litigation award	1,625	-	1,625	1,767
Other	(36)	971	719	1,830

Total other income, net	30,669	45,535	74,909	149,742

Operating expense
Salaries and related costs	38,943	38,155	120,596	116,352
Premises and equipment costs	8,804	8,079	25,752	23,970
Advertising expense	1,211	1,557	4,332	4,458
Deposit insurance premiums and regulatory assessments	2,224	957	4,246	2,811
Professional fees	254	(69)	1,496	612
Other general and administrative expense	7,087	9,938	24,557	26,935

Total general and administrative expense	58,523	58,617	180,979	175,138
Net operation of real estate acquired in settlement of loans	166	91	185	76

Total operating expense	58,689	58,708	181,164	175,214

Income before income taxes	92,579	97,604	255,888	298,041
Income taxes	35,403	37,868	104,415	122,496

Net income	$57,176	$59,736	$151,473	$175,545

Per share information
Basic	$2.05	$2.14	$5.43	$6.30
Diluted	$2.05	$2.14	$5.43	$6.30
Cash dividends declared and paid	$0.10	$0.10	$0.30	$0.30
Weighted average shares outstanding
Basic	27,853,783	27,853,783	27,853,783	27,853,783
Diluted	27,883,198	27,884,352	27,883,567	27,883,489

Page 6

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands)	2006	2005	2006	2005

Net income by business segment
Banking	$52,988	$57,687	$144,374	$170,829
Real estate investment	4,188	2,049	7,099	4,716

Total net income	$57,176	$59,736	$151,473	$175,545

Selected financial ratios
Effective interest rate spread	3.10%	2.73%	3.05%	2.68%
Efficiency ratio (a)	38.01	38.50	40.07	37.60
Return on average assets	1.33	1.44	1.16	1.41
Return on average equity	17.32	20.92	15.87	21.56

Asset and liability activity
Loans for investment portfolio:
Originations: (b)
Residential one-to-four units	$756,811	$1,809,817	$3,532,330	$4,692,567
Residential one-to-four units – subprime	7,935	102,304	81,499	408,264
All other	15,744	31,620	178,473	277,804
Repayments	(1,563,517)	(1,691,123)	(4,553,476)	(4,120,375)

Loans originated for sale portfolio (b)	824,072	1,699,900	2,696,550	6,647,339

Loans and mortgage-backed securities sold	(903,156)	(2,108,001)	(2,807,436)	(7,230,561)

Increase (decrease) in loans and mortgage-backed securities	(803,030)	(64,138)	(686,380)	800,487

Increase (decrease) in assets	(481,987)	(46,652)	(112,870)	917,115

Increase in deposits	58,019	710,164	68,910	2,094,258

Decrease in borrowings	(610,224)	(839,908)	(413,162)	(1,396,693)

Earnings Release and Table Listing

	September 30,	December 31,	September 30,
	2006	2005	2005

Capital ratios (Bank only)
Tangible and core	8.47%	7.64%	7.66%
Risk-based	17.05	14.93	14.82

Book value per share	$48.55	$43.38	$42.06

Number of branches including in-store locations	171	173	172

(a) The amount of general and administrative expense expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment and litigation award.
(b) Includes loans purchased.

Page 7

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended September 30,

	2006			2005

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$26,451	0.68%		$21,947	0.57%
Write-off of deferred costs and
premiums from loan payoffs		(26,248)	(0.67)		(24,081)	(0.63)
All other		277,771	7.11		216,202	5.63

Total loans	$15,629,328	277,974	7.11	$15,370,378	214,068	5.57
Mortgage-backed securities	260	3	4.62	288	3	4.17
Investment securities (a)	1,159,674	13,823	4.73	762,543	7,705	4.01

Total interest-earnings assets	16,789,262	$291,800	6.95%	16,133,209	$221,776	5.50%
Non-interest-earning assets	451,281			435,116

Total assets	$17,240,543			$16,568,325

Transaction accounts:
Non-interest-bearing checking	$764,207	$-	-%	$833,616	$-	-%
Interest-bearing checking (b)	487,811	426	0.35	527,892	474	0.36
Money market	153,777	404	1.04	161,275	425	1.05
Regular passbook	1,413,319	3,533	0.99	2,059,920	5,464	1.05

Total transaction accounts	2,819,114	4,363	0.61	3,582,703	6,363	0.70
Certificates of deposit	9,168,872	105,670	4.57	7,916,147	68,537	3.43

Total deposits	11,987,986	110,033	3.64	11,498,850	74,900	2.58
FHLB advances and other borrowings (c)	3,386,019	48,229	5.65	3,485,347	33,554	3.82
Senior notes	198,199	3,299	6.66	198,031	3,296	6.66

Total deposits and borrowings	15,572,204	161,561	4.12	15,182,228	111,750	2.92
Other liabilities	348,036			244,113
Stockholders’ equity	1,320,303			1,141,984

Total liabilities and stockholders’ equity	$17,240,543			$16,568,325

Net interest income/interest rate spread		$130,239	2.83%		$110,026	2.58%
Excess of interest-earning assets over
deposits and borrowings	$1,217,058			$950,981
Effective interest rate spread			3.10			2.73

(a) Yields for securities available for sale are calculated using historical cost balances and do not give effect to changes in fair value that are reflected as a component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month London Inter-Bank Offered Rate ("LIBOR") variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

Page 8

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Nine Months Ended September 30,

	2006			2005

	Average		Average	Average		Average
(Dollars in Thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		$73,810	0.61%		$47,945	0.41%
Write-off of deferred costs and
premiums from loan payoffs		(74,311)	(0.62)		(55,877)	(0.48)
All other		809,053	6.74		611,954	5.30

Total loans	$16,016,713	808,552	6.73	$15,404,317	604,022	5.23
Mortgage-backed securities	268	9	4.48	295	9	4.07
Investment securities (a)	994,502	34,611	4.65	760,572	23,230	4.08

Total interest-earnings assets	17,011,483	$843,172	6.61%	16,165,184	$627,261	5.17%
Non-interest-earning assets	432,356			410,747

Total assets	$17,443,839			$16,575,931

Transaction accounts:
Non-interest-bearing checking	$736,206	$-	-%	$715,853	$-	-%
Interest-bearing checking (b)	503,844	1,300	0.34	532,438	1,430	0.36
Money market	159,842	1,248	1.04	159,176	1,246	1.05
Regular passbook	1,568,114	11,857	1.01	2,328,477	18,759	1.08

Total transaction accounts	2,968,006	14,405	0.65	3,735,944	21,435	0.77
Certificates of deposit	9,035,528	287,261	4.25	6,951,553	163,450	3.14

Total deposits	12,003,534	301,666	3.36	10,687,497	184,885	2.31
FHLB advances and other borrowings (c)	3,654,092	143,109	5.24	4,368,285	107,106	3.28
Senior notes	198,156	9,895	6.66	197,989	9,887	6.66

Total deposits and borrowings	15,855,782	454,670	3.83	15,253,771	301,878	2.65
Other liabilities	315,311			236,472
Stockholders’ equity	1,272,746			1,085,688

Total liabilities and stockholders’ equity	$17,443,839			$16,575,931

Net interest income/interest rate spread		$388,502	2.78%		$325,383	2.52%
Excess of interest-earning assets over
deposits and borrowings	$1,155,701			$911,413
Effective interest rate spread			3.05			2.68

(a) Yields for securities available for sale are calculated using historical cost balances and do not give effect to changes in fair value that are reflected as a component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month LIBOR variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

Page 9

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(Dollars in Thousands)	2006	2005	2006	2005

Loan and deposit related fees
Loan related fees	$901	$1,538	$2,976	$4,179
Deposit related fees:
Automated teller machine fees	2,419	2,770	6,978	8,135
Other fees	5,959	5,265	17,054	15,105

Total loan and deposit related fees	$9,279	$9,573	$27,008	$27,419

Loan servicing income, net
Net cash servicing fees	$1,583	$1,968	$4,723	$5,348
Payoff and curtailment interest cost (a)	(813)	(315)	(1,264)	(797)
Amortization of mortgage servicing rights	(1,056)	(1,346)	(3,283)	(3,904)
(Provision for) reduction of impairment of mortgage servicing rights	(91)	1,859	88	474

Total loan servicing income (loss), net	$(377)	$2,166	$264	$1,121

Net gains (losses) on sales of loans and mortgage-backed securities
Mortgage servicing rights	$837	$1,858	$3,144	$4,684
All other components excluding SFAS 133	14,314	29,041	32,775	101,507
SFAS 133	(304)	(1,400)	(799)	2,771

Total net gains on sales of loans and mortgage-backed securities	$14,847	$29,499	$35,120	$108,962

Secondary marketing gain excluding SFAS 133 as a
percentage of associated sales	1.68%	1.47%	1.28%	1.47%

Mortgage servicing rights activity
Gross balance at beginning of period	$20,665	$20,626	$21,157	$20,502
Additions (b)	896	1,858	3,203	4,684
Amortization	(1,056)	(1,346)	(3,283)	(3,904)
Sales	-	(87)	-	(101)
Impairment write-down	(22)	(134)	(594)	(264)

Gross balance at end of period	20,483	20,917	20,483	20,917

Allowance balance at beginning of period	104	3,793	855	2,538
Provision for (reduction of) impairment	91	(1,859)	(88)	(474)
Impairment write-down	(22)	(134)	(594)	(264)

Allowance balance at end of period	173	1,800	173	1,800

Total mortgage servicing rights, net	$20,310	$19,117	$20,310	$19,117

As a percentage of associated mortgage loans	0.87%	0.83%	0.87%	0.83%
Estimated fair value (c)	$22,383	$19,139	$22,383	$19,139
Weighted average expected life (in months)	51	47	51	47
Custodial account earnings rate	5.28%	3.99%	5.28%	3.99%
Weighted average discount rate	9.41	9.20	9.41	9.20

Earnings Release and Table Listing

	September 30,	December 31,	September 30,
(Dollars in Thousands)	2006	2005	2005

Mortgage loans serviced for others
Total	$6,595,462	$5,292,253	$11,444,758
With capitalized mortgage servicing rights: (c)
Amount	2,345,880	2,362,539	2,310,726
Weighted average interest rate	5.70%	5.60%	5.57%
Total loans sub-serviced without mortgage servicing rights: (d)
Term – less than six months	$981,883	$123,552	$292,480
Term – indefinite	3,249,905	2,785,090	8,818,890

Custodial account balances	$171,481	$117,451	$326,906

(a) Represents the difference between the contractual obligation to pay interest to the investor for an entire month and the actual interest received when a loan prepays prior to the end of the month. This does not include the benefit of the use of repaid loan funds to increase net interest income.
(b) Includes minor amounts repurchased.
(c) The estimated fair value may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996 and loans sub-serviced without capitalized mortgage servicing rights.
(d) Servicing is performed for a fixed fee per loan each month.
Page 10

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	September 30,	December 31,	September 30,
(Dollars in Thousands)	2006	2005	2005

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$13,491,481	$13,615,779	$12,964,860
Residential one-to-four units – subprime	691,724	1,058,911	1,175,043

Total residential one-to-four units	14,183,205	14,674,690	14,139,903
Home equity loans and lines of credit	211,713	274,014	300,300
Residential five or more units	116,110	69,531	70,230
Commercial real estate	26,910	28,791	29,023
Construction	58,157	82,379	89,337
Land	59,394	23,630	41,361
Non-mortgage:
Commercial	3,400	3,981	4,223
Automobile	23	116	204
Other consumer	6,050	6,577	6,456

Total loans held for investment	14,664,962	15,163,709	14,681,037
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	207,680	228,050	196,269
Allowance for losses	(60,784)	(34,601)	(34,565)

Total loans held for investment, net	$14,811,858	$15,357,158	$14,842,741

Loans held for sale
Residential one-to-four units	$318,414	$459,081	$495,156
Net deferred costs and premiums	4,445	5,841	6,576
Capitalized basis adjustment (a)	569	(434)	(121)

Total loans held for sale, net	$323,428	$464,488	$501,611

Residential one-to-four unit loans subject to negative amortization
Held for investment:
Amount	$12,327,000	$13,419,322	$12,660,520
Negative amortization included in the loan balance	276,947	133,066	99,043
Negative amortization as a percentage of the associated loan balance	2.25%	0.99%	0.78%
Held for sale:
Amount	$213,123	$248,260	$293,995
Negative amortization included in the loan balance	17	13	4

Non-performing assets
Non-accrual loans:
Residential one-to-four units	$46,589	$23,497	$18,373
Residential one-to-four units – subprime	13,872	10,774	9,018
Other	306	42	634

Total non-accrual loans	60,767	34,313	28,025
Real estate acquired in settlement of loans	5,761	908	2,323

Total non-performing assets	$66,528	$35,221	$30,348

Non-performing assets as a percentage of total assets	0.39%	0.21%	0.18%

Delinquent loans
30-59 days	$42,585	$25,122	$20,268
60-89 days	21,055	7,272	10,596
90+ days (b)	37,520	23,850	15,343

Total delinquent loans	$101,160	$56,244	$46,207

Delinquencies as a percentage of total loans	0.68%	0.36%	0.30%

(a) Reflected the change in fair value of the interest rate lock derivative from the date of commitment to the date of funding.
(b) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.
.Note: Certain prior period amounts have been reclassified to conform to the current presentation.

Page 11